Exhibit 99.1

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Reports First Quarter 2017 Financial Results

IRVINE, Calif., May 4, 2017 - Endologix, Inc. (NASDAQ: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three months ended March 31, 2017.

“We are pleased with our progress during the quarter and our solid start to the year. Our top-line performance was driven by continued adoption of Ovation®. We’ve also made excellent progress in lowering our operating expenses by driving synergies from the merger with TriVascular last year. Additionally, shortly after the end of the quarter, we secured a new credit facility, which we anticipate will provide the resources we need to execute our strategic initiatives,” commented John McDermott, Endologix’s Chief Executive Officer. “Looking forward, we remain focused on providing value through our comprehensive portfolio of innovative aortic technologies.”

Financial Results
Global revenue in the first quarter of 2017 was $42.6 million, a 0.6% increase from $42.4 million in the first quarter of 2016. U.S. revenue in the first quarter of 2017 was $30.9 million, a 3.4% increase from U.S. revenue of $29.9 million in the first quarter of 2016. International revenue was $11.7 million, a 6.2% decrease from International revenue of $12.5 million in the first quarter of 2016. On a constant currency basis, first quarter 2017 International revenue decreased 3.9%.

Gross profit was $28.6 million in the first quarter of 2017, which represents a gross margin of 67.2%. This compares to a gross profit of $27.9 million, or a gross margin of 66.0%, in the first quarter of 2016.

Total operating expenses were $44.3 million in the first quarter of 2017, compared to $66.3 million in the first quarter of 2016. First quarter 2016 operating expenses included $12.1 million of expenses related to the TriVascular merger and $4.7 million of litigation settlement costs. Excluding these items, operating expenses in the first quarter of 2017 were $5.5 million lower than in the prior-year period, representing a decline of 11.0%, which was driven primarily by cost synergies related to the TriVascular merger.

Net loss for the first quarter of 2017 was $21.3 million, or $(0.26) per share, compared to a net loss of $47.7 million, or $(0.62) per share a year ago. Adjusted Net Loss (non-GAAP, defined below) totaled $15.3 million, compared to an Adjusted Net Loss of $19.3 million for the first quarter of 2016. Endologix reported a negative Adjusted EBITDA (non-GAAP, defined below) of $9.8 million for the first quarter of 2017, compared to a negative Adjusted EBITDA of $14.1 million for the first quarter of 2016.

Total cash, cash equivalents, restricted cash and marketable securities were $36.0 million as of March 31, 2017. Subsequent to March 31, 2017, the Company entered into a new credit facility agreement, which will provide additional liquidity to support investment in the business.

Financial Guidance
Endologix reaffirms its previously issued revenue guidance and continues to anticipate 2017 revenue to be in the range of $193 million to $200 million, representing reported growth of 0% to 4% and constant currency growth of 2% to 5% compared to 2016. Endologix now anticipates 2017 GAAP loss per share of $(0.83) to $(0.86), compared to its prior guidance of a GAAP loss per share of $(0.70) to $(0.76). This revised guidance primarily reflects increased interest expense and debt extinguishment related charges.

Conference Call Information
Endologix's management will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its first quarter 2017 results.

To participate in the conference call, dial 877-407-9716 (domestic) or 201-493-6779 (international).

This conference call will also be webcast and can be accessed from the “Investors” section of the Company’s website at www.endologix.com. The webcast replay of the call will be available at the same site approximately one hour after the end of the call.

A recording of the call will also be available from 7:30 p.m. ET (4:30 p.m. PT) on Thursday, May 4, 2017, until 11:59 p.m. ET (8:59 p.m. PT) on Thursday, May 11, 2017. To hear this recording, dial 844-512-2921 (domestic) or 412-317-6671 (international) and enter the passcode 13660133.

About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the U.S. For more information, visit at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU and is only approved as an investigational device in the United States.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,”
“will,” “believe,” “estimate,” “forecast,” “goal,” “project,” "continue," "outlook," “guidance,” "future,” other words of similar meaning and the use of future dates. Forward-looking statements used in this press release include, but are not limited to, statements regarding, anticipated growth opportunities for Endologix’s existing products and potential future products, the progress and results of clinical trials, Endologix’s ability to obtain regulatory approval of its existing products and potential future products, Endologix’s ability to increase revenue through sales of its existing products and potential future products, and 2017 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include Endologix’s ability to continue integrating the businesses and operations of, and to realize the expected benefits of its merger with, TriVascular, continued market acceptance, endorsement and use of Endologix's products, the success of clinical trials relating to Endologix’s products, product research and development efforts, uncertainty in the process of obtaining regulatory approval for Endologix's products, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed upon the forward-looking statements contained in this press release, which speak only as of the date of this press release. Endologix undertakes no obligation to update any forward- looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2016, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)" and (2) “Adjusted EBITDA" enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance and (ii) being more comparable with financial results over various periods. Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"GAAP" is generally accepted accounting principles in the United States.

Adjusted Net Income (Loss) Definition:
(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss)
under GAAP, excluding: (i) the fair value adjustment to the Nellix® acquisition contingent consideration; (ii) interest expense; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses, including licensing costs related to research and development activities; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; and (ix) inventory step-up amortization.

In the three months ended March 31, 2017, this GAAP adjustment to net loss specifically represents: (i) the fair value adjustment to Nellix contingent consideration liability; (ii) interest expense;
(iii) foreign currency (gains) or losses; and (iv) restructuring and other transition costs.

In the three months ended March 31, 2016, this GAAP adjustment to net loss specifically represents: (i) interest expense from the Company's convertible debt; (ii) foreign currency (gains) or losses; (iii) legal settlement costs; (iv) contract termination and business acquisition expenses; (v) restructuring and other transition costs; (vi) fair value adjustment of derivative liabilities; and (vii) inventory step-up amortization.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the Nellix contingent consideration liability; (ii) interest expense from the Company's convertible debt; (iii) foreign currency (gains) or losses; (iv) legal settlement costs; (v) contract termination and business acquisition expenses; (vi) business development expenses; (vii) restructuring and other transition costs; (viii) fair value adjustment of derivative liabilities; (ix) inventory step-up amortization; and (x) other non-recurring expenses or income, as described by Endologix.

Adjusted EBITDA Definition:

(2) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Income (Loss)”
excluding income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Revenue
U.S.	$30,889	$29,869
International	11,723	12,497
Total Revenue	42,612	42,366
Cost of goods sold	13,970	14,425
Gross profit	$28,642	$27,941
Operating expenses:
Research and development	5,530	7,846
Clinical and regulatory affairs	3,835	3,884
Marketing and sales	25,900	27,918
General and administrative	8,873	9,946
Restructuring costs	166	7,323
Settlement costs	—	4,650
Contract termination and business acquisition expenses	—	4,778
Total operating expenses	44,304	66,345
Loss from operations	(15,662)	(38,404)
Other income (expense)	(4,298)	(4,076)
Change in fair value of contingent consideration related to acquisition	(1,200)	—
Change in fair value of derivative liabilities	—	(5,088)
Total other income (expense)	(5,498)	(9,164)
Net loss before income tax expense	$(21,160)	$(47,568)
Income tax expense	(154)	(103)
Net loss	$(21,314)	$(47,671)
Other comprehensive income (loss) foreign currency translation	356	(105)
Comprehensive loss	$(20,958)	$(47,776)

Basic and diluted net loss per share	$(0.26)	$(0.62)
Shares used in computing basic and diluted net loss per share	82,928	76,661

Exhibit 99.1

Non-GAAP Reconciliations:

	Three Months Ended
	March 31,
	2017	2016
Net Loss to Adjusted Net Loss:
Net loss	$(21,314)	$(47,671)
Fair value adjustment to Nellix contingent consideration liability	1,200	—
Interest expense	4,295	3,782
Foreign currency (gain) loss	4	270
Settlement costs	—	4,650
Contract termination and business acquisition expenses	—	4,778
Restructuring and other transition costs	547	7,623
Fair value adjustment of derivative liabilities	—	5,088
Inventory step-up amortization	—	2,177
(1) Adjusted Net Loss	$(15,268)	$(19,303)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(15,268)	$(19,303)
Income tax expense (benefit)	154	103
Depreciation and amortization	2,313	2,232
Stock-based compensation expense	2,954	2,882
(2) Adjusted EBITDA	$(9,847)	$(14,086)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	15,541	26,120
Restricted cash	2,001	2,001
Marketable securities	18,496	20,988
Accounts receivable, net allowance for doubtful accounts of $1,080 and $1,037, respectively.	30,386	34,430
Other receivables	952	1,787
Inventories	42,694	41,160
Prepaid expenses and other current assets	2,886	3,359
Total current assets	112,956	129,845
Property and equipment, net	22,275	23,265
Goodwill	120,736	120,711
Intangibles, net	83,560	84,511
Deposits and other assets	1,335	1,352
Total assets	$340,862	$359,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,612	$13,237
Accrued payroll	20,162	19,997
Accrued expenses and other current liabilities	10,585	11,668
Contingently issuable common stock	—	—
Total current liabilities	40,359	44,902
Deferred income taxes	879	879
Deferred rent	7,908	7,949
Other liabilities	3,727	3,783
Contingently issuable common stock	13,400	12,200
Convertible notes	179,669	177,178
Total liabilities	245,942	246,891
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 135,000,000 shares authorized. 83,167,489 and 82,986,244 shares issued, respectively. 82,955,250 and 82,774,005 shares outstanding, respectively.	83	83
Treasury stock, at cost, 212,239 shares.	(2,942)	(2,942)
Additional paid-in capital	570,850	567,765
Accumulated deficit	(474,915)	(453,601)
Accumulated other comprehensive income	1,844	1,488
Total stockholders’ equity	94,920	112,793
Total liabilities and stockholders’ equity	$340,862	$359,684